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Skip to content ExxonMobil Operations Energy and innovation Sustainability Newsroom Investors About us Global EXXON MOBIL CORPORATION 2020 Annual Report Supporting materials: Form 10-K | Legal information | Archive Download 2020 Annual Report In this report To our shareholders share Print Top To the people on the front lines - the first responders, health care workers, employees and essential businesses - who are courageously helping all of us during the coronavirus pandemic. As a company with employees worldwide, we have a deep appreciation for what is needed to mobilize and assist people on a global scale. We have worked together to endure unprecedented challenges this year, and we will continue to provide the critical products and reliable energy that support our heroes on the front lines and our communities around the world. We are grateful to all who stepped up to help. Thank you LETTER FROM THE CHAIRMAN To our shareholders The past year was like no other in recent memory. The global pandemic took a tragic toll on people and communities, while severely impacting businesses, big and small. Yet, as is often the case, hardships bring out the best in people, as exemplified by the thousands of frontline workers, first responders and medical professionals who are battling the virus. An exceptional commitment was also displayed by thousands of ExxonMobil employees around the world who responded to the pandemic by serving their communities. I’m proud of the way they stepped up and made contributions to those in need of our products, from hand sanitizer and specialty products for protective equipment to fuel for first responders. Through extraordinary efforts, we kept operations running 24/7 while achieving strong safety and reliability performance. Read more Positioning for a lower-carbon energy future Since 2000, we have invested more than $10 billion to research, develop, and deploy lower-emission technologies. These investments include carbon capture and storage, advanced biofuels, and hydrogen. They also include substantial investments in cogeneration including the latest unit, which was completed at Imperial’s Strathcona refinery in Alberta, Canada. The unit produces 41 megawatts of power, reduces greenhouse gas (GHG) emissions by approximately 112,000 tonnes per year, and is just one example of how ExxonMobil is positioning for a lower-carbon energy future. We play an important role in meeting society’s need for energy and at the same time are committed to supporting efforts to mitigate the risks of climate change. This is reflected in the four pillars of our climate strategy: We seek to be an industry leader in greenhouse gas performance by 2030 with emission reduction plans projected to be consistent with goals of the Paris Agreement. Upstream operations also plan to align with the World Bank’s initiative to eliminate routine flaring by 2030. Emission reduction plans cover Scope 1 and Scope 2 emissions from assets operated by the company versus 2016 levels. ENERGY AND TECHNOLOGY SOLUTIONS Energy for a growing population Affordable, reliable energy is essential to facilitate improvements in quality of life, including longer life expectancy, higher education, and increased gross national income per capita, regardless of location. Today, half of the world’s population has a life expectancy of 12 years less than those living in the United States, and receives a third less education.8 Close to 1 billion people still live without electricity.7 This has enormous implications for the future of energy and the products that make modern life possible. Global demand for energy will increase as the world’s population grows by an expected 1.6 billion people in the next two decades to more than 9 billion; the middle class will expand to more than 5 billion people by 2030, with almost 90 percent of the next 1 billion entrants into the middle class living in Asia.9, 10 Read more 770 million people without access to electricity Scalable technology solutions Carbon Capture and Storage Carbon capture and storage (CCS) is the process in which carbon dioxide (CO2), that would have otherwise been emitted into the atmosphere, is captured and injected into deep underground geologic formations for safe, secure storage. It is recognized as one of the most important low-carbon technologies required to achieve society’s net-zero goals at the lowest costs and is one of the only technologies that could enable some industrial sectors to decarbonize. ExxonMobil is the global leader in carbon capture and has more than 30 years of experience developing and deploying CCS technologies. We also have an equity share of about one-fifth of the world’s CO2 capture capacity and are evaluating multiple opportunities to expand capacity. Furthermore, we are working on negative emissions technologies, like direct air capture, which uses advanced materials to capture CO2 from the atmosphere. Energy-efficient manufacturing Demand for industrial products is expected to continue to grow as the global economy recovers and standards of living rise in the developing world. To meet this demand, manufacturing solutions that are more energy- and greenhouse gas-efficient than those currently available will be required. Since 2000, ExxonMobil has reduced and avoided more than 320 million tonnes of emissions through energy efficiency and cogeneration projects and continues to target research in equipment design, advanced separations, catalysis, and process configurations as part of efforts to develop energy-efficient manufacturing.11 Advanced biofuels Heavy-duty transportation requires fuels with high energy density that liquid hydrocarbons provide. Biofuels, such as those derived from algae, have the potential to be a scalable solution and deliver the required energy density in a liquid form that could reduce greenhouse gas emissions by more than 50 percent compared to today’s heavy-duty transportation fuels.11 We continue to progress and invest in research to transform algae and cellulosic biomass into liquid fuels (biofuels) for the transportation sector. Global energy-related CO2 emissions by sector9 (2017, billion tonnes) Global energy-related CO2 emissions by sector9 Bar chart with 2 data series. (2017, billion tonnes) <strong>*80%</strong> of emissions produced by 3 segments The chart has 1 X axis displaying categories. The chart has 1 Y axis displaying  . Range: 0 to 14. *Powergeneration*Industrial*CommercialtransportationLight-dutytransportationResidential/01024681214 Non-OECD OECD End of interactive chart. *80% of emissions produced by 3 segments CORPORATE OVERVIEW Providing energy and products for modern life ExxonMobil safely provides the energy and products that advance modern life, exploring for and producing oil and gas; refining the fuels and lubricants that enable transportation by land, sea, and air; and manufacturing the chemical building blocks for many products essential to life today. Exploration ExxonMobil searches the globe for low-cost hydrocarbon supplies that can help the world responsibly meet increasing energy needs. ExxonMobil maintains one of the most active exploration programs in the industry, with particular focus on the deepwater portfolio. Production ExxonMobil develops and produces oil and natural gas around the world, and has deepwater, unconventional, liquefied natural gas (LNG), heavy oil, and conventional operations. We use innovation and industry-leading technology to safely and responsibly produce hydrocarbons to meet global energy demand. Refining ExxonMobil is one of the world’s largest manufacturers and marketers of fuels and lubricants, selling about 5 million barrels per day of petroleum products, through a global network of more than 20,000 retail stations and commercial channels. Chemical ExxonMobil leverages proprietary, industry-leading technology to produce high-value performance products. They are differentiated due to their enhanced properties and the significant value they bring to our customers and end-users. CORPORATE OVERVIEW Progressing advantaged investments 42 million project work hours managed by our Global Projects organization in 2020. Guyana: Progressing phased development projects, including funding of a third project, Payara, in parallel to the exploration program Brazil: Advanced Bacalhau development and continued active exploration Permian: Started up Delaware central processing and export facility and the long haul pipeline connecting Permian to the Houston area Corpus Christi Chemical project: Progressed construction, including module installation, to provide additional chemical performance product capacity Rotterdam: Advancing projects that could position our Rotterdam refinery for future CCS investments China FuChuang JV: Implemented a digital automotive environment expanding and highgrading the existing network of Mobil 1 Car Care outlets Learn more about ExxonMobil’s global operations Competitive advantages Combined with a best-in-class portfolio and financial capacity, ExxonMobil’s competitive advantages position the company to resiliently respond to market conditions and deliver superior growth and value. Technology We are a proven technology leader and our partnerships and investments in fundamental science and research lead to lower operating and project costs and development of higher-value products to meet society’s evolving needs. Scale The scale of our global business facilitates broad deployment of expertise, cost efficiencies, and operational learnings, while also enabling preferred partnership opportunities. Integration Integration across global value chains enables us to capture incremental value for our products through extensive operational and product flexibility, security of feed supply, and cost benefits, including sharing of support organizations and facility infrastructure. Functional excellence A successful history of operating complex global businesses has resulted in the development of deep knowledge in critical disciplines and industry-leading execution capabilities. People A world-class workforce is our most important competitive advantage. Our employees bring expertise across a wide range of disciplines, and we deploy those capabilities to create value across our global portfolio. Creating value through our integrated businesses The Corpus Christi Chemical Project is an example of an advantaged investment executed by ExxonMobil’s unique Global Projects organization, which has combined innovative modular design from the upstream with industry-leading chemical design technology to deliver the project at below 75 percent of average industry cost.12 When operational, it will integrate feed from the Permian Basin development with a global distribution of chemical products to help meet growing demand. Deployment of new, innovative technologies maximizes returns and reduces emissions. 2020 highlights: Safety performance (Lost-time incidents per 200,000 work hours)13 Safety performance Line chart with 2 lines. (Lost-time incidents per 200,000 work hours)13 Best-ever safety performance The chart has 1 X axis displaying categories. The chart has 1 Y axis displaying values. Range: 0 to 0.15. 201120122013201420152016201720182019202000.050.10.150.0250.0750.125 ExxonMobil workforce U.S. petroleum industry benchmark End of interactive chart. Best-ever safety performance ~370 Koebd Net Permian production exceeding plans despite curtailments Koebd: Thousands of oil-equivalent barrels per day 3 discoveries Contributing to almost 9 Boeb of gross recoverable resources in Guyana Boeb: Billions of oil-equivalent barrels >9 million Tonnes of record polyethylene sales Capital investments (Capex, billion dollars) Capital investments Bar chart with 2 data series. (Capex, billion dollars) More than 30-percent decrease with deferral costs offset by savings The chart has 1 X axis displaying categories. The chart has 1 Y axis displaying values. Range: 0 to 35. 2019202001020305152535 End of interactive chart. More than 30-percent decrease with deferral costs offset by savings Cash operating costs14 (Billion dollars) Cash operating costs14 Bar chart with 2 data series. (Billion dollars) More than 15-percent reduction in costs The chart has 1 X axis displaying categories. The chart has 1 Y axis displaying values. Range: 0 to 60. 201920200204060103050 End of interactive chart. More than 15-percent reduction in costs Business segments Upstream ExxonMobil produces about 4 million oil-equivalent barrels of net oil and natural gas per day. We are active in 40 countries, and participate in all aspects of the upstream global value chain, including exploration, development, production, and marketing. Our Upstream is organized into five value-chains: deepwater, unconventional, LNG, heavy oil, and conventional. Our industry-leading, low cost-of-supply developments in deepwater, unconventional Permian, and LNG underpin the growing value of our portfolio. Learn more Downstream ExxonMobil is one of the world’s largest manufacturers and marketers of fuels and lubricants, and sells about 5 million barrels per day of petroleum products. The commercial success of well-known brands and high-quality products is underpinned by our strong customer focus and supply reliability. Mobil 1 synthetic lubricant is the worldwide leader in synthetic motor oils and is the best-selling U.S. retail motor oil.16, 17 Learn more Chemical ExxonMobil is among the largest chemical producers in the world with annual sales of over 25 million tonnes. We are the number one or two producer for more than 80 percent of our chemical product portfolio,19 achieved through operational excellence, cost discipline, a balanced product portfolio, proprietary technology, and industry-leading integration with our Downstream and Upstream operations. Learn more Board of Directors ExxonMobil Board of Directors Investor information Read more ExxonMobil publications Outlook for Energy Energy & Carbon Summary Sustainability Report Legal information Review ExxonMobil’s cautionary statement and other legal information. Read more Frequently used terms View definitions of several of ExxonMobil’s key business and financial performance measures and other terms. Read more FOOTNOTES See page 126 of the 2020 Annual Report for footnotes. Careers Newsroom Investors Contact us Energy Factor Privacy center Privacy policy Terms and conditions Copyright 2003-2021 Exxon Mobil Corporation. All Rights Reserved.

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Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.